EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Patriot Coal Corporation 2007 Long-Term Incentive Plan and the Patriot Coal Corporation Employee Stock Purchase Plan of Patriot Coal Corporation of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Patriot Coal Corporation and the effectiveness of internal control over financial reporting of Patriot Coal Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri

December 6, 2011